Exhibit 99.1


MERIT MEDICAL REPORTS RECORD EARNINGS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2003

         SOUTH JORDAN, UTAH--Merit Medical Systems, Inc. (NASDAQ:NMS: MMSI) a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, reported revenues for the third quarter ended September 30, 2003 of $34.5 million, compared with $29.3 million for the same period in 2002, a gain of 18 percent. Net income for the third quarter of 2003 was a record $4.7 million, or $0.23 per share, compared with $3.1 million, or $0.16 per share, in last year's third quarter, a gain of 49 percent.

         Revenues for the nine-month period ended September 30, 2003 were a record $100.8 million, compared with $86.8 million for the comparable nine-month period in 2002, a gain of 16 percent. Net income for the nine-month period of 2003 was a record $12.6 million, or $0.63 per share, compared with $8.2 million, or $0.42 per share in the same period of 2002, a gain of 55 percent.

         Gains in revenues for the third quarter of 2003 compared with the third quarter of 2002 resulted from across-the-board growth in sales of Merit's medical devices, as follows: custom kit sales grew 21 percent; stand-alone device sales rose 21 percent; inflation device sales increased 15 percent; and catheter sales rose 8 percent.

         For the nine-month period ended September 30, 2003 compared with the same period in 2002, stand-alone device sales grew 20 percent; inflation device sales grew 16 percent; custom kit sales rose 16 percent; and catheter sales increased 6 percent.

         Fred P. Lampropoulos, Chairman and CEO of Merit, said, "We continued to experience robust product sales in the third quarter. I am particularly pleased with the results, as the third quarter historically has been a seasonally slower one for Merit in terms of sales.

         "As with the second quarter, sales of Merit's products are continuing to benefit from group purchasing contracts and OEM product sales. In addition, strong individual product sales such as our inflation devices, fluid management manifolds, guide wires and needles made contributions to top-line growth during the third quarter.

         "Our gross profit was 46.3 percent of sales for the third quarter compared with 42.8 percent in the third quarter of 2002. Two percentage points of the margin gain was due to higher positive labor and overhead variances primarily associated with higher production and sales and, to a lesser degree, to expanding inventory levels to alleviate a depletion caused by the second quarter surge in sales, " Mr. Lampropoulos continued.

         Selling, general and administrative expenses for the third quarter of 2003 were 22.5 percent of sales, compared with 23.7 percent of sales in the previous year's third quarter. Research and development expenses during the third quarter of 2003 were 3.3 percent of sales, consistent with the third


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

quarter of 2002. Income from operations was a record 20.5 percent of sales for the third quarter of 2003, versus 15.8 percent for the same quarter last year.

         For the nine-month period ended September 30, 2003, selling, general and administrative expenses were 22.4 percent of sales, compared with 23.8 percent for the first nine months in 2002. Research and development expenses were 3.4 percent of sales for the first nine months of 2003, versus 3.3 percent for the same period of 2002.

         Merit's effective tax rate for both the third quarter and nine-month periods of 2003 were 35.5 percent and 35.8 percent, respectively, compared with
32.6 percent and 32.8 percent for the comparable periods of 2002. The tax-rate increase was a direct result of increased sales and income, placing Merit in a higher tax bracket, which also diluted the positive effect from relatively fixed tax benefits.

         Merit's cash position rose to $26.3 million as of September 30, 2003, compared with $9.7 million as of December 31, 2002. Inventories rose to $20 million as of September 30, 2003, compared with $18.7 million at the end of 2002. The Company noted that inventory turns are still rising, to 3.6 times for the nine months ended September 30, 2003, compared with 3.4 times as of December 31, 2002.
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

INCOME STATEMENT

                                             3 Mos. Ended 9/30               9 Mos. Ended 9/30
                                            2003            2002            2003            2002
                                        ----------------------------    ----------------------------
                                                   ($ In Thousands Except Per Share Data)

Sales                                   $     34,506    $     29,341    $    100,825    $     86,802
Cost of Sales                                 18,529          16,784          56,396          51,061
                                        ------------    ------------    ------------    ------------
Gross Profit                                  15,977          12,557          44,429          35,741

OPERATING EXPENSES:
  Selling, General and Administrative          7,766           6,966          22,607
                                                                                              20,655
  Research and Development                     1,127             967           3,422           2,875
                                        ------------    ------------    ------------    ------------
TOTAL OPERATING EXPENSES                       8,893           7,933          26,029          23,530

OPERATING INCOME                               7,084           4,624          18,400          12,211

Other (Income) Expense - Net                    (125)            (10)           (269)
                                                                                                  76
Litigation Settlement Income                       0               0            (475)              0
Gain on Sale of Land                               0               0            (508)              0
                                        ------------    ------------    ------------    ------------
TOTAL OTHER (INCOME)
   EXPENSE - NET                                (125)            (10)         (1,252)             76

PRETAX INCOME                                  7,209           4,634          19,652          12,135

INCOME TAX EXPENSE                             2,557           1,509           7,043           3,981

NET INCOME                                     4,652           3,125          12,609           8,154

EARNINGS PER SHARE:
  Basic                                 $       0.24    $       0.17    $       0.67    $       0.45
  Diluted                               $       0.23    $       0.16    $       0.63    $       0.42

AVERAGE COMMON SHARES:
  Basic                                   19,137,692      18,272,080      18,939,243      18,069,404
  Diluted                                 20,429,190      19,753,535      20,128,926      19,544,367

     BALANCE SHEET
                                                         09/30/03                12/31/02
                                                         --------                --------
                                                                 ($ In Thousands)
ASSETS
Cash                                                      $26,323                $ 9,684
Trade Receivables (Net)                                    16,882                 15,248
Inventories                                                20,019                 18,699
Other Current Assets                                        1,772                  2,537
                                                          -------                -------
Total Current Assets                                      $64,996                $46,168
Property and Equipment (Net)                               28,236                 25,412
Other Assets                                                6,621                  6,725
                                                          -------                -------
TOTAL ASSETS                                              $99,853                $78,305
                                                          =======                =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities                                 $16,404                $11,586
Other Liabilities                                           3,160                  3,304
Long-Term Debt                                                  0                     17
Stockholders' Equity                                       80,289                 63,398
                                                          -------                -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $99,853                $78,305
                                                          =======                =======

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


CONFERENCE CALL
---------------
         Merit Medical Systems, Inc. invites all interested parties to join its officers in their quarterly earnings conference call to be held today, October 22, 2003, at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers are: Domestic - 800-218-4007; International - 303-262-2130.

ABOUT MERIT
-----------
         Founded in 1987, Merit Medical Systems is a publicly-traded company engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, primarily in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 74 individuals. Merit employs approximately 1,200 individuals worldwide, with manufacturing facilities in South Jordan and Salt Lake City, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

SAFE HARBOR STATEMENT
---------------------
         Portions of this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues, expenses or other financial items, any statement of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Merit as of such date. Merit assumes no obligation to update any forward-looking statement. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "intends," "believes," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although Merit believes that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results may differ materially from those projected or assumed in the forward-looking statements. Future financial conditions and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, market acceptance of Merit's products; product introductions; potential product recalls or product liability claims; delays in obtaining regulatory approvals; cost increases; fluctuations in and obsolescence of inventory; price and product competition; availability of labor, materials, and transportation; development of new products and/or technologies that could render Merit's products obsolete; infringing technology; inability to protect Merit's proprietary technology; foreign currency fluctuations; changes in health care markets related to health care reform initiatives; limited product reimbursement; large portions of revenues derived from a few products and procedures; inability to successfully manage growth; market price volatility Merit's common stock; dependencies on key personnel; and other factors referred to in Merit's press releases and filings with the Securities and Exchange Commission, including Merit's Annual Report on Form 10-K for the year ended December 31, 2002. Financial statements are subject to change and are not intended to be relied upon as predictions of future operating results. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.
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